Exhibit 10.39
June 3, 2008
Thomas L Beaudoin
19 Northbriar Rd
Acton, MA 01720
Dear Thomas:
Congratulations! It is with great pleasure that I confirm Nuance’s offer of employment for the position of Executive Vice President of Finance reporting to Paul Ricci, Chief Executive Officer. In addition, within sixty days of your beginning employment with Naunce, I will recommend to the Board that you be appointed an Executive Officer. Your work location will be Burlington, MA. Your anticipated start date will be July 1, 2008.
Your starting annual base salary for this exempt level position will be $350,000 paid at the rate of $14,583.33 on a semi-monthly basis. In addition to your base salary, you will be eligible to participate in the Nuance Communications, Inc. Incentive for Performance (IFP) Bonus Program, which currently pays a target of 60 % of base salary, pro-rated in the first year according to date of hire. You will also receive a Car Allowance of $15,000 per year and a Tax and Financial Planning allowance of $5,000 per year.
Once you have accepted the offer, I will recommend to the Nuance Compensation Committee, a New Hire stock option grant of 100,000 options with a 4 year vesting schedule (25% after year 1 and then monthly thereafter), provided you remain an active employee at such time. Details of the stock option grant will be provided to you when the grants are finalized.
I will also recommend to the Nuance Compensation Committee, a restricted stock grant of 50,000 shares. These shares will vest at 25% per year for 4 years, provided you remain an active employee at such time. Details of this time-based restricted stock award will be provided to you when the grants are finalized.
You will also be recommended to the Nuance Compensation Committee a restricted stock grant of performance based restricted shares. The performance-based award will consist of 75,000 shares, which will vest in 25% increments, if ever, on the anniversary of each grant date, upon the achievement of certain performance targets that will be established with your manager. If achievement is not met or you terminate employment before vesting, you will not vest in the installment for the applicable measurement period and that portion of the award will lapse. Details of the restricted stock award will be provided to you when the grants are finalized.
Should your employment with Nuance be terminated involuntarily by Nuance for any reason other than cause, death or disability, you will be eligible to receive 6 months base salary & COBRA coverage if you execute Nuance’s specified severance agreement (including, among other things, a full release of claims and non-competition agreement). If there is a change of control transaction and your employment is terminated within twelve months following the change of control transaction by Nuance (or the successor company) for a reason other than cause, death or disability, and you execute a severance agreement specified by Nuance (or the successor company) (including, among other things, a full release of claims and non-competition agreement), you will receive 12 months of base salary & COBRA coverage, plus immediate acceleration of any unvested time based stock grants, excluding any stock grants issued as performance-based grants.
For purposes of this Agreement, “Cause” means your employment with Nuance is terminated after a majority of the Board has found any of the following to exist: (i) the commission by you of a felony, either in connection with the performance of your obligations to Nuance or which adversely affects your ability to perform such obligations; (ii) gross negligence, dishonesty or breach of fiduciary duty; or (iii) the commission by you of an act of fraud or embezzlement which results in loss, damage or injury to Nuance, whether directly or indirectly; (iv) disclosure of Nuance’s confidential or proprietary information which violates the terms of the Non-Compete, Proprietary Information, & Conflict of Interest Agreement; (v) your continued substantial willful nonperformance (except by reason of disability) of your employment duties after you have received a written demand for performance by the Board and you have failed to cure such nonperformance within 15 business days of receiving such notice.
As a full-time employee, you will be eligible for our comprehensive benefits package which goes into effect on your first day of hire. The enclosed material outlines all of our benefits to which you are entitled as a Nuance employee. In addition to our Standard Life Insurance Policy you will be eligible for an additional $500,000 in coverage should you pass the eligibility requirements. Also you will be eligible to receive our enhanced Executive Disability Insurance coverage and Executive Wellness Benefit.
Your employment with Nuance will be “at will”, meaning that either you or Nuance will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and Nuance. Although your job duties, title, compensation, and benefits, as well as Nuance personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Nuance Communications, Inc.
This offer is contingent upon your satisfying the conditions of hire including:

•	Employment Eligibility Verification; proof of eligibility to work in the United States (All Employees)

•	Nuance standard Non-Compete, Proprietary Information, & Conflict of Interest Agreement (All Employees)

•	Background Check (Finance/control positions and Director level & above) — Complete

•	Application completed in full and signed

•	3 Professional References -Complete
We, at Nuance Communications, are proud of our reputation and we feel confident that you will be a positive addition to the Sr. Management Team, while the position will afford you the opportunity to grow your professional skill set.
Thomas, please confirm your acceptance of our employment offer by signing this offer confirmation letter, indicating your anticipated start date in the space provided and scan/email to Laurence Plotkin at Laurence.plotkin@nuance.com. Or call Laurence if you have further questions regarding our offer (781) 565-5000. This offer expires on June 3, 2008.
We look forward to having you join us.
Sincerely,
/s/ Dawn Fournier
Dawn Fournier
VP Human Resources

cc:	Paul Ricci Laurence Plotkin
I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:

/s/ Tom Beaudoin	June 3, 2008

New Hire Signature	Date of Acceptance